UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(as filed with the Securities and Exchange Commission on April 5, 2006)

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Hearst-Argyle Television, Inc.
(Name of Registrant as Specified In Its Charter)
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888 Seventh Avenue
New York, New York 10106

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 4, 2006

To the Stockholders of Hearst-Argyle Television, Inc.:

The 2006 Annual Meeting of Stockholders of Hearst-Argyle Television, Inc., a Delaware corporation, will be held at the Dolby Theater (formerly the MGM Theater), 1350 Avenue of the Americas, first floor, New York, New York 10019 on Thursday, May 4, 2006 at 10:00 a.m., local time, for the following purposes:

(1)         To elect one Series A Class I Director and five Series B Class I Directors to hold office for a term of two years or until their respective successors are elected and qualified;

(2)         To ratify the appointment of Deloitte & Touche LLP as our independent external auditors; and

(3)         To transact such other business as may properly come before the meeting or its adjournment.

The close of business on March 17, 2006 has been fixed by our Board of Directors as the record date for the Annual Meeting. Only holders of record of our Series A Common Stock and Series B Common Stock on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof, notwithstanding transfer of any stock on our books after such record date.

We will make available a list of stockholders as of the close of business on March 17, 2006, for inspection during normal business hours from April 24, 2006 through May 3, 2006, at the office of our Secretary. The list will also be available at the meeting.

A Proxy Statement, form of Proxy and copy of the Annual Report on our operations during the fiscal year ended December 31, 2005 accompany this notice.

It is important that your shares be represented at the Annual Meeting. Whether or not you expect to attend in person, please vote, sign and date the form of Proxy and return it in the enclosed envelope. Alternatively, you may choose to vote your shares by telephone or via the Internet. The toll-free telephone number, Internet address and instructions for voting are shown on page 3 of the Proxy Statement. If you choose to attend the Annual Meeting and you are the record owner of your shares, you may revoke your Proxy and vote in person if you so desire.  If you are unable to attend the Annual Meeting in New York, please join us via Webcast on the Company’s Web site at www.hearstargyle.com.

By Order of the Board of Directors,

David J. Barrett,
April 5, 2006	President and
New York, NY	Chief Executive Officer

888 Seventh Avenue

New York, New York 10106

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 4, 2006

This Proxy Statement and accompanying Proxy are furnished to the stockholders of Hearst-Argyle Television, Inc., a Delaware corporation (the “Company” or “we”), in connection with the solicitation by our Board of Directors of Proxies to be voted at our Annual Meeting of Stockholders to be held at the Dolby Theater (formerly the MGM Theater), 1350 Avenue of the Americas, first floor, New York, New York 10019 on Thursday, May 4, 2006 at 10:00 a.m., local time, or at any adjournment thereof. This Proxy Statement is being mailed to stockholders on or about April 5, 2006. References herein to “we” or to the “Company” include our subsidiaries, unless the context otherwise requires.

ABOUT THE MEETING AND VOTING

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act upon the matters listed in the Notice of Annual Meeting of Stockholders on the cover page of this Proxy Statement, as follows:

(1)         Election of one Series A Class I Director and five Series B Class I Directors (the “Election of Directors Proposal”);

(2)         Ratification of Deloitte & Touche LLP as our independent external auditors (the “Independent Auditors Ratification Proposal”); and

(3)         At the discretion of the persons named as Proxies in the enclosed form of Proxy, on any other matter that may properly come before the Annual Meeting or any adjournment of the Annual Meeting.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF DIRECTORS PROPOSAL AND FOR THE INDEPENDENT AUDITORS RATIFICATION PROPOSAL.

Who is entitled to vote at the Annual Meeting?

Only holders of record of our Series A Common Stock and Series B Common Stock (together with the Series A Common Stock, the “Common Stock”) at the close of business on Friday, March 17, 2006, the Record Date for the Annual Meeting, will be entitled to notice of and to vote at the Annual Meeting and any adjournments and postponements of the Annual Meeting. On the Record Date, there were 92,648,159 shares of Common Stock (consisting of 51,349,511 shares of Series A Common Stock and 41,298,648 shares of Series B Common Stock) held by approximately 579 stockholders of record (including one stockholder of record who represents approximately 1,000 of our employees who have purchased shares of our stock pursuant to our Employee Stock Purchase Plan), outstanding and entitled to vote at the Annual Meeting.

What constitutes a quorum for purposes of the Annual Meeting?

Except with respect to the election of directors, the presence, in person or by Proxy, of the holders of a majority of the voting power of the outstanding shares of our Series A and Series B Common Stock is necessary to constitute a quorum at the meeting. With respect to the election of the Series A Director, the presence in person or by proxy, of the holders of a majority of the voting power of the outstanding shares of the Series A Common Stock is necessary to constitute a quorum. With respect to the election of the Series B Directors, the presence, in person or by proxy, of Hearst Broadcasting, Inc., a Delaware corporation (“Hearst Broadcasting”), as the sole holder of 100% of the outstanding shares of Series B Common Stock, is necessary to constitute a quorum. Hearst Broadcasting is a wholly-owned subsidiary of Hearst Holdings, Inc., a Delaware corporation (“Hearst Holdings”), which is a wholly-owned subsidiary of The Hearst Corporation, a Delaware corporation (“Hearst”).

Abstentions and broker non-votes are included in the number of shares present at the meeting for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

How do I vote?

All shares of Common Stock represented by properly executed Proxies received prior to or at the Annual Meeting and not properly revoked will be voted in accordance with the instructions indicated in such Proxies. Unless you direct otherwise, the Proxy will be voted “FOR” the Election of Directors Proposal and “FOR” the Independent Auditors Ratification Proposal.

You may grant a Proxy by signing a proxy card, by telephone or by using the Internet. Votes submitted via the Internet or by telephone must be cast by 1:00 a.m., Central time, on May 4, 2006. Votes submitted by mail must be received on or before May 3, 2006. Submitting your vote by mail, telephone or via the Internet will not affect your right to vote in person if you decide to attend the 2006 Annual Meeting.

How to Vote by Phone:

•        Have your proxy card in hand when you call.

•        You can use any touch tone telephone to vote your shares at any time 24 hours a day, seven days a week, until 1:00 a.m., Central time, on May 4, 2006.

•        Dial 1-800-652-VOTE (8683)

•        You will be provided simple voting instructions. Follow these to complete your vote.

How to Vote by the Internet:

•        Have your Proxy card in hand when you call.

•        You can use the Internet to vote your shares at any time 24 hours a day, seven days a week, until 1:00 a.m., Central time, on May 4, 2006 at www.computershare.com/expressvote.

•        You will be provided simple voting instructions. Follow these to complete your vote.

How to Vote by Mail:

•        Mark, sign and date the Proxy card accompanying this Proxy Statement and return it in the enclosed postage-paid envelope.

•        Votes submitted by mail should be received on or before May 3, 2006.

What are the voting rights of the holders of our stock?

The holders of Series A Common Stock will be entitled to one vote per share of Series A Common Stock. The holders of Series B Common Stock will be entitled to one vote per share of Series B Common Stock. The holders of Series A Common Stock and Series B Common Stock vote together as a single class on all matters, except with respect to (i) the election of directors; (ii) any amendments to our Amended and Restated Certificate of Incorporation that alter or change the powers, preferences or special rights of their respective series so as to affect them adversely; and (iii) such other matters as require class votes under the Delaware General Corporation Law or our Amended and Restated Certificate of Incorporation. Cumulative voting is not permitted in the election of directors.

What vote is required to approve each item?

With respect to the Election of Directors Proposal, only holders of the Series A Common Stock will be entitled to vote on the nominee for Series A Director, and only Hearst Broadcasting, as the holder of 100% of the outstanding Series B Common Stock, will be entitled to vote on the nominees for Series B Directors. The affirmative vote of a plurality of votes cast by holders of Series A Common Stock represented and entitled to vote at the Annual Meeting is required for the election of the Series A Director. The affirmative vote of a plurality of the votes cast by the holder of Series B Common Stock represented and entitled to vote at the Annual Meeting is required for the election of the Series B Directors.

The Independent Auditors Ratification Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Series A Common Stock and Series B Common Stock represented in person or by Proxy at the Annual Meeting and voting together as a single class.

Hearst Broadcasting, which held 24,753,160 shares of our Series A Common Stock and 41,298,648 shares of our Series B Common Stock (representing approximately 71.3% of the outstanding voting power of the Common Stock) as of the Record Date, has notified us that it intends to vote in favor of the Independent Auditors Ratification Proposal. Hearst Broadcasting has sufficient voting power to approve this proposal, and if Hearst Broadcasting votes in favor of the proposal as it has indicated, the Independent Auditors Ratification Proposal will be approved.

With respect to the approval of the Independent Auditors Ratification Proposal, abstentions will be counted for determining the total number of votes cast with respect to the proposals and thus will be counted as a vote “AGAINST” those proposals. Since a plurality of the votes cast is required for the election of directors, with respect to the Election of Directors Proposal, abstentions will not be counted. Broker non-votes will not be counted in determining the total number of votes cast with respect to any of the proposals and will be, therefore, counted neither as a vote “FOR” nor “AGAINST” the proposals.

Can I vote at the Annual Meeting in person and can I change my vote after I return my Proxy?

You may attend the Annual Meeting and vote in person.  If you are the record owner of your shares, you may revoke a Proxy at any time prior to its use by delivering to our Secretary a signed notice of revocation or a later dated signed Proxy or by attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not in itself constitute the revocation of a Proxy.

What are the Board’s recommendations?

Unless contrary instructions are given on the Proxy, the persons named as Proxy holders on the Proxy will vote in accordance with the recommendations of our Board of Directors. Our Board’s recommendations are noted above and are also set forth following the description of each item in this Proxy Statement. In summary, the Board recommends a vote:

•       FOR the election of the Series A director nominee and the five Series B director nominees listed under “Election of Directors Proposal” in this Proxy Statement to serve as Class I directors for a two-year term; and

•       FOR the Independent Auditors Ratification set forth in this Proxy Statement under “Independent Auditors Ratification Proposal.”

We do not expect that any matter not referred to in this Proxy Statement will be presented for action at the Annual Meeting. If any other matters are properly brought before the Annual Meeting and any adjournments or postponements of the Annual Meeting, the persons named in the Proxies will have discretion to vote on such matters in accordance with their best judgment. The grant of a Proxy will also confer discretionary authority on the persons named in the Proxy as Proxy appointees to vote in accordance with their best judgment on matters incident to the conduct of the Annual Meeting, including postponement or adjournment for the purpose of soliciting additional votes.

Who will bear the cost of soliciting Proxies?

We will bear the Proxy solicitation costs. In addition to solicitation by mail, Proxies may be solicited in person by our directors, officers and employees without additional compensation, and by telephone, telegram, facsimile or similar method. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send Proxy material to beneficial owners and, upon request, we will reimburse them for their reasonable expenses in so doing.

PROPOSAL 1—ELECTION OF DIRECTORS PROPOSAL

Board of Directors

Our Amended and Restated Certificate of Incorporation provides for classified directors and staggered director terms. Currently, our Board of Directors consists of 12 members down from 13, due to the resignation of a Class II director, Virginia H. Randt, in October 2005 (whose original term of office expires in May 2007). The holders of Series A Common Stock elect two directors (the “Series A Directors”) and Hearst Broadcasting, as the sole holder of the Series B Common Stock, elects the balance of the directors (the “Series B Directors”). The Board of Directors is divided into two classes, Class I and Class II, with one Series A Director in each class. The following table lists the name, age, class and series designation for each director:

Name	Age	Director Class Designation	Director Series Designation
David J. Barrett	57	II	B
Frank A. Bennack, Jr.	73	I	B
John G. Conomikes	73	I	B
Ken J. Elkins	68	II	B
Victor F. Ganzi	59	II	B
George R. Hearst, Jr.	78	I	B
William R. Hearst III	56	II	B
Bob Marbut	70	I	B
Gilbert C. Maurer	77	I	B
Michael E. Pulitzer	76	II	B
David Pulver	64	II	A
Caroline L. Williams	59	I	A

Each director serves for a term ending on the second annual meeting date following the annual meeting at which that director was elected. Each current Class II director will hold office until the 2007 annual meeting. Accordingly, at the 2006 Annual Meeting:

(i) the holders of the Series A Common Stock will elect one Series A Class I Director to hold office until the earlier of our annual meeting of stockholders in 2008 or until his or her successor is duly elected and qualified; and

(ii) Hearst Broadcasting, as the sole holder of our Series B Common Stock, will elect the remaining five Series B Class I Directors to hold office until the earlier of our annual meeting of stockholders in 2008 or until their respective successors are duly elected and qualified.

Set forth below are the nominees for the Series A Class I Director and the Series B Class I Directors. In the event that such nominees are unable to serve or for good cause will not serve, the Proxies will be voted at the meeting for such other persons as our Board of Directors may recommend.

Nominee for Series A Class I Director (To be elected by the holders of the Series A Common Stock):

Caroline L. Williams has served as one of our Directors since 1994. From May 2001 to June 2005, Ms. Williams served as Chief Financial and Investment Officer of The Nathan Cummings Foundation. She currently serves as Director of Shareholder Activities for the Foundation. Ms. Williams served as President of Grey Seal Capital, an investment and consulting firm from October 1997 through May 2001. From July 1992 through September 1993, Ms. Williams served as the Vice President, Program Support of TechnoServe, a non-profit organization providing business, management and technical assistance to community-based enterprises in Latin America and Africa.

In connection with Hearst’s contribution of its broadcast group to Argyle Television, Inc. (which was thereafter renamed “Hearst-Argyle Television, Inc.”) on August 29, 1997 (the “Hearst Transaction”), Hearst agreed that, in any election of directors and for as long as it held any shares of Series B Common Stock, it would vote any shares of Series A Common Stock that it owned only in the same proportion as the shares of Series A Common Stock not held by Hearst are so voted. Hearst, through its indirect ownership of Hearst Broadcasting, owns 24,753,160 shares of Series A Common Stock as of the Record Date, which represents approximately 48.2% of the outstanding voting power of the Series A Common Stock.

Your directors recommend a vote FOR the election of the Series A Director nominee.

Nominees for Series B Class I Directors (To be elected by Hearst Broadcasting as the sole holder of the Series B Common Stock):

Frank A. Bennack, Jr. has served as one of our Directors since the consummation of the Hearst Transaction on August 29, 1997. In December 2002, Mr. Bennack was designated to serve as the presiding director of periodic executive sessions of the Board of Directors in which management directors and other members of management do not participate. Mr. Bennack served as President and Chief Executive Officer of Hearst from January 1979 through May 2002. Since June 1, 2002, Mr. Bennack has served as Vice Chairman of Hearst’s Board of Directors and Chairman of Hearst’s Executive Committee. He is also a Trustee of the Trust established under the Will of William Randolph Hearst and a Director of both the William Randolph Hearst Foundation and The Hearst Foundation. Mr. Bennack is also a Director of Polo Ralph Lauren Corporation and was a Director of Wyeth until February 28, 2006 and of J.P. Morgan Chase & Co. until July 1, 2004.

John G. Conomikes has served as one of our Directors since the consummation of the Hearst Transaction on August 29, 1997. From June 1999 to November 2002 Mr. Conomikes served as Senior Vice President of Hearst.   Mr. Conomikes also served as our President and Co-Chief Executive Officer from August 1997 to June 1999. Prior to this time, he served as a Vice President of Hearst and the General Manager of Hearst’s broadcast group since March 1983. From January 1981 to March 1983, Mr. Conomikes served as Hearst’s General Manager of Television and from February 1970 to January 1981, served as Vice President and General Manager of WTAE in Pittsburgh, Pennsylvania. Mr. Conomikes joined Hearst in 1959 at WTAE where he served in various positions before assuming the Vice President and General Manager positions at the station. Mr. Conomikes is also a member of Hearst’s Board of Directors, a Trustee of the Trust established under the Will of William Randolph Hearst and a Director of both the William Randolph Hearst Foundation and The Hearst Foundation.

George R. Hearst, Jr. has served as one of our Directors since the consummation of the Hearst Transaction on August 29, 1997. Mr. Hearst has served as the Chairman of the Board of Directors of Hearst since March 1996. From April 1977 to March 1996, Mr. Hearst served as a Vice President of Hearst and headed its real estate activities. He is also a Trustee of the Trust established under the Will of William Randolph Hearst, a Director of the William Randolph Hearst Foundation and the President and a Director of The Hearst Foundation. Mr. Hearst is a cousin of William R. Hearst III.

Bob Marbut served as Co-Chief Executive Officer and Chairman of our Board of Directors from August 29, 1997 through December 31, 2002 and has served as one of our Directors since the consummation of the Hearst Transaction on August 29, 1997. Mr. Marbut currently serves as Executive Chairman of Electronics Line 3000 Ltd., a company that develops and markets electronic security systems, and as Executive Chairman of SecTecGLOBAL, Inc., the U.S.-based wholly owned subsidiary of Electronics Line 3000. Also, he serves as Chairman and Co-Chief Executive Officer of Argyle Security Acquisition Corporation, a NASDAQ company that seeks to acquire companies in the electronic security sector. Previously, Mr. Marbut served as the Co-Founder, Chairman and Chief Executive Officer of Argyle Television, Inc. from August 1994 until August 29, 1997. In addition to Electronics Line 3000 and Argyle Security Acquisition Corporation, Mr. Marbut is also a Director of the Tupperware Brands Corporation and Valero Energy Corporation.

Gilbert C. Maurer has served as one of our Directors since the consummation of the Hearst Transaction on August 29, 1997. Mr. Maurer served as Chief Operating Officer of Hearst from March 1990 until March 1998 and as Executive Vice President of Hearst from June 1985 until September 1998. Mr. Maurer currently is serving as a consultant to Hearst. Mr. Maurer is a member of Hearst’s Board of Directors, a Trustee of the Trust established under the Will of William Randolph Hearst and a Director of both the William Randolph Hearst Foundation and The Hearst Foundation.

Your directors recommend a vote FOR the election of the Series B Director nominees.

PROPOSAL 2—INDEPENDENT AUDITORS RATIFICATION PROPOSAL

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP (“D&T”) to serve as our independent auditors for the year 2006. The Board of Directors is submitting the appointment of D&T as our independent auditors for stockholder ratification and recommends that stockholders ratify that appointment at the Annual Meeting. Representatives of D&T are expected to attend the Annual Meeting, to have an opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions.

Hearst Broadcasting, which held approximately 71.3% of the outstanding voting power of our Common Stock as of the Record Date, has notified us that it intends to vote in favor of the Independent Auditors Ratification Proposal.  Hearst Broadcasting has sufficient voting power to approve the proposal, and if Hearst Broadcasting votes in favor of the proposal as it has indicated, the Independent Auditors Ratification Proposal will be approved.

Your directors recommend a vote FOR the Independent Auditors Ratification Proposal.

BOARD OF DIRECTORS—GENERAL INFORMATION

Directors Continuing in Office

Series B Class II Directors (Term expires in 2007):

David J. Barrett has served as our Chief Executive Officer since January 1, 2001, as our President since June 1999 and as a Director since August 29, 1997. Mr. Barrett served as Co-Chief Executive Officer from June 1999 to December 31, 2000. Prior to his appointment as President and Co-Chief Executive Officer, he served as our Executive Vice President and Chief Operating Officer beginning on August 29, 1997.  Prior to this time, he served as a Vice President of Hearst and Deputy General Manager of Hearst’s broadcast group since January 1991. Mr. Barrett served as General Manager of the WBAL Division of Hearst in Baltimore, Maryland from November 1989 to January 1991. He joined Hearst in 1984 as General Manager of Hearst’s radio properties and continued in that position until 1989. Mr. Barrett is a member of Hearst’s Board of Directors.

Ken J. Elkins has served as one of our Directors since the consummation of the merger of Pulitzer Publishing Company (“Pulitzer”) with and into the Company (the “Pulitzer Merger”) on March 18, 1999. From March 1999 to June 2005, Mr. Elkins served as a Director of Pulitzer Inc., the successor company to Pulitzer’s newspaper operations.  Prior to the Pulitzer Merger, Mr. Elkins served as Senior Vice President—Broadcasting Operations and Director of Pulitzer and President and Chief Executive Officer of Pulitzer Broadcasting Company.  In addition, he served as Vice President—Broadcast Operations from April 1984 through March 1986 and prior to that time served as a general manager of certain of Pulitzer’s television stations. Mr. Elkins was initially nominated by our Board of Directors and appointed to serve as a Director in 1999 in accordance with a Board Representation Agreement, dated May 25, 1998 (the “Board Representation Agreement”), by and among the Company, Hearst Broadcasting and Emily Rauh Pulitzer, Michael E. Pulitzer and David E. Moore (collectively, the “Pulitzer Parties”), pursuant to which we agreed to cause the nomination for election to our Board of Directors of two individuals designated by the Pulitzer Parties. The Board Representation Agreement is no longer in effect.

Victor F. Ganzi has served as Chairman of our Board of Directors since January 1, 2003 and as one of our Directors since the consummation of the Hearst Transaction on August 29, 1997. Since June 1, 2002, Mr. Ganzi has served as President and Chief Executive Officer of Hearst. Mr. Ganzi served as Executive Vice President of Hearst from March 1997 through May 2002 and as Chief Operating Officer of Hearst from March 1998 through May 2002. He is also a member of Hearst’s Board of Directors, a Trustee of the Trust established under the Will of William Randolph Hearst and a Director of both the William Randolph Hearst Foundation and The Hearst Foundation. Mr. Ganzi is also a Director of Gentiva Health Services, Inc. and of Wyeth.

William R. Hearst III has served as one of our Directors since the consummation of the Hearst Transaction on August 29, 1997. Mr. Hearst is a partner in the Menlo Park, California venture capital firm of Kleiner, Perkins, Caufield and Byers, which he joined in January 1996. From October 1984 to December 1995, Mr. Hearst served as Publisher of the San Francisco Examiner newspaper, then owned by Hearst. Mr. Hearst is a member of Hearst’s Board of Directors, a Trustee of the Trust established under the Will of William Randolph Hearst, President and Director of the William Randolph Hearst Foundation and Vice President and a Director of The Hearst Foundation. Mr. Hearst is also a Director of Juniper Networks Inc. Mr. Hearst is a cousin of George R. Hearst, Jr.

Michael E. Pulitzer has served as one of our Directors since the consummation of the Pulitzer Merger on March 18, 1999. From June 2001 to June 2005, Mr. Pulitzer served as the non-executive Chairman of the Board of Pulitzer Inc., the successor company to Pulitzer’s newspaper operations. Between March 18, 1999 and May 31, 2001, he served as the executive Chairman of the Board of Pulitzer Inc. Prior to the consummation of the Pulitzer Merger, Mr. Pulitzer served as Chairman of the Board, President and Chief Executive Officer of Pulitzer. He also served as Vice Chairman of the Board of Pulitzer from April 1984 through March 1986 and as President and Chief Operating Officer of Pulitzer from April 1979 through March 1984. Mr. Pulitzer was initially nominated by our Board of Directors and appointed to serve as a Director in 1999 in accordance with the Board Representation Agreement, pursuant to which we agreed to cause the nomination for election to our Board of Directors of two individuals designated by the Pulitzer Parties. The Board Representation Agreement is no longer in effect.

Series A Class II Director (Term expires in 2007):

David Pulver has served as one of our Directors since December 1994. Since 1982, Mr. Pulver has been President of Cornerstone Capital Inc., a private investment company that is involved in a wide range of investments, including public securities, private equity, venture capital and real estate. Since 1999, Mr. Pulver has been a member of the Advisory Board of FLAG Venture Management, a venture capital/private equity fund of funds. Since 2002, Mr. Pulver has served as Chairman of Colby College’s Investment Committee and as a Director and Chairman of the Audit Committee of Carter’s Inc., an NYSE listed company. Mr. Pulver served as Co-CEO and Chairman of The Children’s Place from 1968 to 1984.

Information Regarding the Board of Directors and its Committees

Our Board of Directors held a total of six meetings in 2005. Each director attended (either in person or by telephone) at least 75% of the total number of meetings held by the Board of Directors, except for Frank A. Bennack, Jr. and William R. Hearst III , each of whom attended four meetings. Each director attended (either in person or by telephone) at least 75% of the total number of meetings held by all Board committees on which he or she served.  Members of our Board are also invited and encouraged to attend our annual meeting of stockholders. Ten of our then 13 Board members attended last year’s annual meeting.

Our Board of Directors has a standing Audit Committee, Compensation Committee and an Executive Committee. Because Hearst Broadcasting controls a majority of our voting stock, we qualify as a “controlled company” under New York Stock Exchange (“NYSE”) listing standards. As a controlled company, we are not subject to certain NYSE listing standards which regulate the composition of listed company boards and compensation committees.  As a controlled company, we also are exempt from the NYSE listing requirement to have, and we do not have, a standing nominating committee.

Audit Committee.   The Audit Committee consists of Ken J. Elkins, David Pulver and Caroline L. Williams. The Audit Committee assists our Board of Directors in its oversight of our financial reporting practices and the quality and integrity of our financial statements. The Audit Committee also retains the independent auditors to audit our financial statements (subject to stockholder ratification) and consults with our independent auditors and with personnel from the internal financial staff with respect to corporate accounting, reporting and internal control practices. The Board of Directors has determined that each member of the Audit Committee is financially literate in accordance with NYSE listed company standards. In addition, the Board of Directors has determined that each member of the Audit Committee is independent in accordance with NYSE listed company standards, including the enumerated criteria in NYSE Rule 303A.02(b), and has affirmatively determined that no member of the Audit Committee has a “material relationship” with the Company as defined in NYSE Rule 303A.02(a). In making this determination, the Board noted that Caroline Williams and David Pulver have not had any relationship with the Company other than as a director, and that, while Ken Elkins was an officer of Pulitzer prior to joining the Company’s Board, that relationship was not deemed material because the Company acquired Pulitzer over seven years ago and Mr. Elkins ceased to be an employee of Pulitzer at that time.  Our Board has further determined that David Pulver, Chair of the Audit Committee, qualifies as an audit committee financial expert as defined in SEC Regulation S-K (see “Directors Continuing in Office” above for a description of David Pulver’s relevant experience). The Audit Committee met nine times during 2005. Our Audit Committee Charter is available on our Web site at www.hearstargyle.com.

Compensation Committee.   The Compensation Committee consists of Frank A. Bennack, Jr., Victor F. Ganzi, Michael E. Pulitzer, David Pulver and Caroline L. Williams. Ms. Williams serves as Chair of the Compensation Committee. The Compensation Committee reviews and approves salary and bonus levels for executive officers and total compensation for our senior executive officers. The Compensation Committee also has the power to recommend to the Board (and in limited circumstances to make) stock option awards to participants in our stock option plans. The Compensation Committee met four times during 2005. Our Compensation Committee Charter is available on our Web site at www.hearstargyle.com.

Executive Committee.   The Executive Committee consists of David J. Barrett, Frank A. Bennack, Jr., John G. Conomikes, Victor F. Ganzi, George R. Hearst, Jr., Bob Marbut and David Pulver. Mr. Conomikes serves as Chair of the Executive Committee. During the intervals between meetings of the Board of Directors, the Executive Committee may exercise all of the powers of our Board of Directors in the direction and management of the business and affairs of the Company. The Executive Committee did not meet during 2005.

Non-Management and Independent Directors Meetings.   Our non-management directors, who consist of all of the members of our Board of Directors except for David J. Barrett and Victor F. Ganzi (although he is not a member of the Company’s management, Mr. Ganzi has recused himself from such meetings), met in executive session four times during 2005. In addition, those directors whom our Board of Directors has determined are independent, David Pulver, Caroline L. Williams and Ken Elkins, met in executive session once in 2005.  Frank A. Bennack, Jr. serves as the presiding director over executive sessions of the non-management members of our Board of Directors. The presiding director also addresses matters related to our corporate governance. Any shareholder, employee or other interested person wishing to express concerns to the non-management directors on our Board about (a) our operations, (b) our financial reporting or (c) any other matter related to us, may submit information that describes his or her concerns by mail to Presiding Director, Hearst-Argyle Television, Inc., 888 Seventh Avenue, New York, New York 10106, or by phoning us at our ReportLine discussed on the following page.

Director Qualification Standards and Nomination Process.   Because we are a controlled company as defined by NYSE listing standards, we are not required to have, and do not have, a standing nominating committee. Our Amended and Restated Certificate of Incorporation provides for classified directors—the holders of Series A Common Stock elect the two Series A Directors and Hearst Broadcasting, as the sole holder of the Series B Common Stock, elects the balance of the directors, who are designated as the Series B Directors. The Board selects nominees to be considered for election in accordance with our Corporate Governance Guidelines, which are available on our Web site at www.hearstargyle.com.

While we have relied primarily on recommendations from management and members of our Board to identify director nominee candidates, our Board will also consider any candidate who is timely recommended by a stockholder as a nominee to serve as a Series A Director. Stockholders wishing to suggest a candidate for director nomination for the 2007 Annual Meeting should mail their suggestions to Secretary, Hearst-Argyle Television, Inc., 888 Seventh Avenue, New York, NY 10106. Suggestions must be received by the Secretary no later than December 6, 2006. The manner in which our Board evaluates director nominee candidates suggested by stockholders will not differ from the manner in which they evaluate candidates recommended by other sources.

Code of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics that applies to all our employees, including our Chief Executive Officer, our Chief Financial Officer and our Controller. The Code of Business Conduct and Ethics is available on our Web site at www.hearstargyle.com. You may also request a copy of our Code of Business Conduct and Ethics by writing to us at Investor Relations, Hearst-Argyle Television, Inc., 888 Seventh Avenue, New York, New York 10106.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines that set the framework within which the Board and management fulfill their respective responsibilities. The Corporate Governance Guidelines are available on our Web site at www.hearstargyle.com. You may also request a copy of our Corporate Governance Guidelines by writing to us at Investor Relations, Hearst-Argyle Television, Inc., 888 Seventh Avenue, New York, New York 10106.

ReportLine

We have a telephone hotline for employees and others to submit their concerns regarding a possible violation of our Code of Business Conduct and Ethics, questionable accounting or auditing matters or other concerns. To submit a concern, you may call our ReportLine at 1-800-450-4209. You may choose to direct your concerns to the Board, to the non-management members of the Board, or to the Audit Committee. Any concerns regarding accounting or auditing matters will be automatically directed to our Audit Committee. All communications that we receive from our ReportLine will be kept confidential, and anonymous calls will be accepted. Information about our ReportLine is also available on our Web site at www.hearstargyle.com.

Independent Auditors Fees

Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, (collectively, the “Deloitte Entities”) audited our annual consolidated financial statements for the year ended December 31, 2005 and reviewed our interim financial statements included in our Quarterly Reports on Form 10-Q for the year ended December 31, 2005. Representatives of the Deloitte

Entities are expected to be present at the Annual Meeting of Stockholders to answer questions. We will give them the opportunity to make a statement if they wish to do so.

Audit and Other Fees

The fees billed by the Deloitte Entities for various types of professional services and related expenses during the years ended December 31, 2005 and December 31, 2004 were approximately as follows:

Type of Service	Fees for the year ended December 31, 2005	Fees for the year ended December 31, 2004
Audit	$1,948,393	$1,895,706
Audit-Related	$108,500	$170,516
Tax	—	—
All Other	—	—

Audit fees in 2005 and 2004 consisted of fees for the audits of the annual consolidated financial statements, reviews of the statements included in our quarterly reports on Form 10-Q and professional services rendered for the audits of (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.

Fees for audit-related services in 2005 consisted of the audits of our employee benefit plans and the stand-alone audit of Hearst-Argyle Capital Trust, our wholly-owned unconsolidated subsidiary (the “Trust”). Fees for audit-related services in 2004 consisted of audits of our employee benefit plans, consultation concerning financial accounting and reporting standards, Sarbanes-Oxley Act Section 404 advisory services and the stand-alone audit of the Trust.

In 2005 and 2004, there were no fees paid to the Deloitte Entities for tax or other services.

Audit Committee’s Pre-Approval Policies and Procedures

The Audit Committee Charter requires that the Audit Committee pre-approve all auditing services and permitted non-audit services provided to us or our subsidiaries by our independent auditors.

The Audit Committee has determined that the provision of audit services for the employee benefit plans and the stand-alone audit of the Trust during the year ended December 31, 2005 was compatible with the maintenance of the independence of the Deloitte Entities.  For the year ended December 31, 2005, the Audit Committee pre-approved all services rendered by the Deloitte Entities.

The Audit Committee will select the firm that audits our financial statements (subject to stockholder ratification) and will determine the compensation for that firm.

Director Compensation

Our directors who are also our employees receive no compensation for their service as directors.  In addition, Messrs. Bennack, Conomikes, Ganzi, Maurer and George R. Hearst, Jr. have waived compensation for service as directors.  For the year ended December 31, 2005, the directors who were compensated for their service (Ms. Randt and Ms. Williams and Messrs. Elkins, Marbut, Pulitzer, Pulver and William Randolph Hearst III) were paid a Board fee of $36,000 annually (except for Ms. Randt, who received a Board fee of $27,000 due to her resignation in October 2005), a fee of $6,000 annually for each committee on which he or she served, a fee of $20,000 annually for service as a committee chair, a fee of $1,500 for each Board meeting attended and a fee of $1,000 for each committee meeting attended. The directors who were compensated for their service also received automatic annual stock option grants of 5,000 options (and an additional 2,500 options if serving as a committee chair) under the terms of our 2004 Long Term Incentive Compensation Plan. In addition, David Pulver and Caroline L. Williams participate in our health benefits program. See also “Certain Relationships and Related Transactions.”

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2005, the Compensation Committee consisted of Frank A. Bennack, Jr., Victor F. Ganzi, Michael E. Pulitzer, David Pulver and Caroline L. Williams. Mr. Bennack serves as Vice Chairman of Hearst’s Board of Directors. Mr. Ganzi is President and Chief Executive Officer of Hearst. We also have entered into transactions with Hearst and its affiliates from time to time.   See “Certain Relationships and Related Transactions.”  Mr. Barrett, our President and Chief Executive Officer, is a Director of Hearst, but is not a member of Hearst’s compensation committee. Prior to consummation of the Pulitzer Merger in 1999, Mr. Pulitzer served as Chairman of the Board, President and Chief Executive Officer of Pulitzer.

EXECUTIVE OFFICERS OF THE COMPANY

Our executive officers as of December 31, 2005, are as follows:

Name	Age	Position
David J. Barrett*	57	President and Chief Executive Officer
Harry T. Hawks	52	Executive Vice President and Chief Financial Officer
Steven A. Hobbs	47	Executive Vice President, Chief Legal and Development Officer
Terry Mackin	49	Executive Vice President
Philip M. Stolz	58	Senior Vice President

*                    Member of the Board of Directors. See “Directors Continuing in Office” for additional information.

Harry T. Hawks has served as our Executive Vice President and Chief Financial Officer since February 2000 and as our Senior Vice President and Chief Financial Officer from the consummation of the Hearst Transaction on August 29, 1997 until February 2000. Prior to this time and since August 1994, he served as our Chief Financial Officer and Treasurer. Mr. Hawks served as Vice President—Finance of Argyle Television Holding, Inc. (a television company unrelated to our present business) from March 1993 until June 1993 and from June 1993 to April 1995 he served as its Chief Financial Officer. Prior to joining Argyle Television Holding, Inc., Mr. Hawks co-founded Cumberland Capital Corporation, a merchant banking firm, where he served as President and as a Director from 1989 until 1992.

Steven A. Hobbs has served as our Executive Vice President, Chief Legal and Development Officer since December 2005 and as our Senior Vice President, Chief Legal and Development Officer from January 2004 to December 2005. Prior to joining the Company, Mr. Hobbs was a partner with the law firm of Clifford Chance US LLP from January 1993 to January 2004, specializing in securities and mergers and acquisitions. During this period, he held various management positions at that firm, most recently as Americas Mergers & Acquisitions Practice Group Leader and member of the Americas Management Group from September 1999 through February 2003.

Terry Mackin has served as our Executive Vice President since May 1999. Prior to his appointment as Executive Vice President, Mr. Mackin served as President and Chief Operating Officer of StoryFirst Communications, Inc. from January 1997 to May 1999, where he was responsible for the design and management of several rapidly growing Eastern European media properties, including two television networks, eight radio stations and eight television stations in Russia and the Ukraine. Prior to joining StoryFirst, Mr. Mackin served as Executive Vice President and Chief Operating Officer of Ellis Communications from July 1994 to September 1996.

Philip M. Stolz has served as our Senior Vice President since December 1998. Prior to his appointment as Senior Vice President, Mr. Stolz served as President and General Manager of WBAL-TV, our television station in Baltimore, Maryland. Mr. Stolz joined WBAL-TV in 1991 as Vice President and General Manager.

EXECUTIVE COMPENSATION AND OTHER MATTERS

The following table sets forth certain information for the fiscal years ended December 31, 2005, 2004 and 2003 about our Chief Executive Officer and our other four highest paid executive officers who were serving as executive officers as of December 31, 2005.

Summary Compensation Table

	Annual Compensation				Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(1)	Awards Securities Underlying Options (#)	All Other Compensation ($)(2)
David J. Barrett	2005	960,000	200,000	60,683	120,000	6,300
President, Chief Executive	2004	960,000	960,000	52,212	117,000	6,150
Officer and Director	2003	900,000	150,000	48,117	117,000	6,000
Harry T. Hawks	2005	515,000	120,000	45,338	50,000	6,300
Executive Vice President and	2004	495,000	365,681	37,319	50,000	6,150
Chief Financial Officer	2003	470,000	100,000	39,587	50,000	6,000
Steven A. Hobbs(3)	2005	510,000	125,000	26,184	50,000	3,150
Executive Vice President and	2004	485,000	359,203	25,764	80,000	—
Chief Legal and Development Officer
Terry Mackin	2005	675,000	125,000	41,596	50,000	5,125
Executive Vice President	2004	660,000	415,566	29,593	40,000	5,125
	2003	635,000	231,240	35,826	40,000	5,000
Philip M. Stolz	2005	505,000	147,382	31,611	45,000	6,300
Senior Vice President	2004	485,000	351,804	26,519	40,000	6,150
	2003	465,000	100,000	32,108	40,000	6,000

(1)          Amounts in this column consist of dollar values of perquisites consisting of premiums for life insurance and executive medical plans, automobile and parking allowances, tax preparation expense reimbursements, club membership reimbursements and/or payments for tax gross-ups, as further set forth in the Perquisites table below.

(2)          Amounts in this column represent the amounts contributed by the Company on behalf of the named individuals to our 401(k) Savings Plan (a non-discriminatory retirement plan established pursuant to Section 401(k) of the Code).

(3)          Mr. Hobbs joined the Company on January 21, 2004.

Perquisites

		Life Insurance Premiums ($)	Auto Allowance ($)	Executive Medical Plan ($)	Tax Gross-Up Payment ($)	Club Membership Reimbursement ($)	Miscellaneous ($)
David J. Barrett	2005	10,884	18,000	12,468	—	14,531	4,800	(1)
	2004	7,090	18,000	12,174	—	10,148	4,800	(1)
	2003	10,790	15,500	12,180	140	9,507	—
Harry T. Hawks	2005	5,375	10,800	12,468	—	13,695	3,000	(2)
	2004	3,545	10,800	12,174	—	7,800	3,000	(2)
	2003	7,497	10,800	12,180	—	6,110	3,000	(2)
Steven A. Hobbs	2005	1,716	12,000	12,468	—	—	—
	2004	3,250	11,354	11,160	—	—	—
Terry Mackin	2005	3,424	12,000	12,468	—	13,704	—
	2004	3,545	12,000	12,174	—	1,874	—
	2003	6,754	12,000	12,180	—	4,892	—
Philip M. Stolz	2005	8,343	10,800	12,468	—	—	—
	2004	3,545	10,800	12,174	—	—	—
	2003	9,128	10,800	12,180	—	—	—

(1)          Amount in this column represents a parking space provided to Mr. Barrett from The Hearst Corporation valued at $4,800.

(2)          Amounts in this column represent reimbursements to Mr. Hawks for tax preparation expenses.

Pension Plans

Each of our named executive officers participate in the Hearst-Argyle Television, Inc. Retirement Plan, our tax-qualified pension plan (the “Tax-Qualified Plan”) and the Hearst-Argyle Television, Inc. Supplemental Retirement Plan, our non-qualified supplemental retirement plan (the “Supplemental Plan,” and together with the Tax-Qualified Plan, the “Pension Plans”). Our Pension Plans are designed to provide a benefit of 1½% for each year of credited service (which excludes the first year of employment) multiplied by the participant’s average annual salary (as defined in the Pension Plans) for the participant’s five highest consecutive full calendar years, and has a 40 year maximum. For the Tax-Qualified Plan, the highest amount of compensation that may be considered under federal law with respect to determining pension benefits is $210,000 as of December 31, 2005, as adjusted for the cost of living each year (except that any increase that is not a multiple of $5,000 is rounded to the next lowest multiple of $5,000). On January 1, 1999 we adopted the Supplemental Plan which provides the benefits that would have been payable to the executive officers under the Tax-Qualified Plan, except for the application of certain legal limits.

The following table sets forth annual benefit amounts payable pursuant to the terms of our Pension Plans described above:

	Estimated Annual Benefits Payable Upon Retirement for Years of Service Indicated
	Years of Credited Service With the Company
Average Annual Salary For Five Highest Consecutive Full Calendar Years	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years
$100,000	$22,500	$30,000	$37,500	$45,000	$52,500	$60,000
$150,000	33,750	45,000	56,250	67,500	78,750	90,000
$200,000	45,000	60,000	75,000	90,000	105,000	120,000
$250,000	56,250	75,000	93,750	112,500	131,250	150,000
$300,000	67,500	90,000	112,500	135,000	157,500	180,000
$400,000	90,000	120,000	150,000	180,000	210,000	240,000
$500,000	112,500	150,000	187,500	225,000	262,500	300,000
$600,000	135,000	180,000	225,000	270,000	315,000	360,000
$700,000	157,500	210,000	262,500	315,000	367,500	420,000
$800,000	180,000	240,000	300,000	360,000	420,000	480,000
$900,000	202,500	270,000	337,500	405,000	472,500	540,000
$1,000,000	225,000	300,000	375,000	450,000	525,000	600,000

Mr. Hawks became a participant in the Tax-Qualified Plan effective as of January 1, 1998 and in the Supplemental Plan effective as of January 1, 1999 and, as of January 1, 2006, has eight years of credited service thereunder. Messrs. Barrett and Stolz became participants in the Tax-Qualified Plan effective August 29, 1997 and in the Supplemental Plan effective January 1, 1999 and, as of January 1, 2006, have 20 years and eight months, and 17 years, respectively, of credited service thereunder. Mr. Mackin became a participant in the Tax-Qualified Plan effective June 1, 2000 and, as of January 1, 2006, has five years and seven months of credited service thereunder. Mr. Hobbs became a participant in the Tax-Qualified Plan effective February 1, 2005 and, as of January 1, 2006, has 11 months of credited service thereunder. The Pension Plans cover salary and bonus of the executive officers, as indicated in the Summary Compensation Table. The benefits under the plan are computed on the basis of straight-life annuity amounts. The benefits described above are not subject to any deduction for Social Security or other offset amounts.

Option Grants In Last Fiscal Year

The following table sets forth information concerning stock options granted during the fiscal year ended December 31, 2005, pursuant to our 2004 Long Term Incentive Compensation Plan.

	Individual Grants		Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
Name	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/SH)	Expiration Date	5% ($)	10%($)
David J. Barrett	120,000	9.7%	$24.08	12/07/15	$1,817,254	$4,605,278
Harry T. Hawks	50,000	4.1%	$24.08	12/07/15	$757,189	$1,918,866
Steven A. Hobbs	50,000	4.1%	$24.08	12/07/15	$757,189	$1,918,866
Terry Mackin	50,000	4.1%	$24.08	12/07/15	$757,189	$1,918,866
Philip M. Stolz	45,000	3.6%	$24.08	12/07/15	$681,470	$1,726,979

(1)          All options granted in 2005 to the named executive officers vest on the third anniversary of the grant date. In addition, options granted under the 2004 Long Term Incentive Compensation Plan are subject to earlier vesting in the event of a Change of Control or similar transaction as provided in the plan. If a participant’s employment is terminated by the Company for “cause” (as defined in the plan), that participant’s options automatically will be forfeited and unexercisable. If the participant was terminated because of death, disability or retirement upon or after reaching age 65, a stock option that is exercisable on the date of termination may be exercised at any time prior to three years from the date of such termination, or one year if the participant is terminated by the Company “without cause.”  If a participant retires prior to the vesting date, but after age 65, the vesting of a pro rata portion of the unexercisable options will be accelerated to the retirement date and may be exercised at any time prior to the three year period. If a participant is terminated with the approval of our Board of Directors, the Board, in its discretion, may accelerate or otherwise modify the vesting conditions applicable to any then unexercisable options, extend the exercise period following termination of employment (but in no event beyond the original exercise term of the grant) or modify the vesting terms and extend the exercise term of the grant. The maximum term of the options is 10 years.

(2)          Calculated based on the fair market value of our Series A Common Stock on the date of grant. The amounts represent only certain assumed rates of appreciation. Actual gains, if any, on stock option exercises and common stock holdings cannot be predicted, and there can be no assurance that the gains set forth in the table will be achieved.

Aggregated Option Exercises In Last Fiscal Year And Fiscal Year-End Option Values

The following table sets forth information concerning the value as of December 31, 2005 of unexercised options held by each of the executive officers named in the Summary Compensation Table. None of the executive officers named in the Summary Compensation Table exercised options during the fiscal year ended December 31, 2005.

Name	Shares Acquired Upon Exercise	Value Realized	Number of Securities Underlying Options at FY-End(#) Exercisable/Unexercisable	Value of Unexercised In- The-Money Options at FY-End ($)(1) Exercisable/Unexercisable
David J. Barrett	—	—	794,166/409,834	$2,182,343/$0
Harry T. Hawks	—	—	293,334/166,666	$746,100/$0
Steven A. Hobbs	—	—	0/130,000	$0/$0
Terry Mackin	120,000	$766,874	130,000/180,000	$111,600/$0
Philip M. Stolz	—	—	266,668/158,332	$652,838/$0

(1)          Values are calculated by subtracting the exercise price from the fair market value of the underlying common stock. The fair market value is based on the reported closing price of $23.85 per share of the Series A Common Stock on the New York Stock Exchange on December 30, 2005, the last trading day of the 2005 fiscal year.

Employment Agreements

As of January 1, 2006, the Company entered into an employment agreement with Mr. Barrett for a term commencing on January 1, 2006 and ending on December 31, 2008. For calendar year 2006, Mr. Barrett’s annual base salary is $1,050,000 and his maximum bonus is 110% of his annual base salary. For calendar years 2007 and 2008, Mr. Barrett’s annual base salary is $1,125,000 and his maximum bonus is 110% of his annual base salary.

As of January 1, 2005, the Company entered into an employment agreement with Mr. Hawks for a term commencing on January 1, 2005 and ending on December 31, 2006. For calendar year 2005, Mr. Hawks’ annual base salary was $515,000 and his maximum bonus was 75% of his annual base salary. For calendar year 2006, Mr. Hawks’ annual base salary is $550,000 and his maximum bonus is 75% of his annual base salary.

As of January 1, 2006, the Company entered into an employment agreement with Mr. Mackin for a term commencing on January 1, 2006 and ending on December 31, 2007. For calendar year 2006, Mr. Mackin’s annual base salary is $705,000 and his maximum bonus is 75% of his annual base salary. For calendar year 2007, Mr. Mackin’s annual base salary is $730,000 and his maximum bonus is 75% of his annual base salary.

As of January 1, 2006, the Company entered into an employment agreement with Mr. Hobbs for a term commencing on January 1, 2006 and ending on December 31, 2007.  For calendar year 2006, Mr. Hobbs’ annual base salary is $550,000 and his maximum bonus is 75% of his annual base salary. For calendar year 2007, Mr. Hobbs’ annual base salary is $575,000 and his maximum bonus is 75% of his annual base salary.

As of January 1, 2005, the Company entered into an employment agreement with Mr. Stolz for a term commencing on January 1, 2005 and ending on December 31, 2006. For calendar year 2005, Mr. Stolz’s annual base salary was $505,000 and his maximum bonus was 75% of his annual base salary. For calendar year 2006, Mr. Stolz’s annual base salary is $520,000 and his maximum bonus is 75% of his annual base salary.

The employment agreements may be terminated by the Company upon the death of the executive officer or for “cause” and, with respect to Messrs. Barrett, Hawks and Mackin, by either the Company or Messrs. Barrett, Hawks or Mackin upon a “change of control” (in each case, as defined in the employment agreements).

401(k) Savings Plan

Mr. Barrett and our four other most highly compensated executive officers participate in the Hearst-Argyle Television, Inc. Employee Savings Plan (the “Savings Plan”), a retirement plan qualified under Section 401 of the Code which we adopted effective August 29, 1997. Subject to statutory limitations, an employee covered by the Savings Plan may contribute 2% to 40% of his or her annual compensation on a pre-tax or after-tax basis. The Savings Plan will match 50% of each participating employee’s contributions up to a maximum of 6% of the employee’s compensation, on either a pre-tax or after tax basis. Contributions are allocated to each employee’s individual account, which is intended to be invested in separate investment funds according to the direction of the employee.

Equity Compensation Plans

The following table is included to summarize information concerning our equity compensation plans as of December 31, 2005:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	8,520,847	(1)	$23.53	5,466,476	(2)
Equity compensation plans not approved by security holders	N/A		N/A	N/A
Total	8,520,847		$23.53	5,466,476

(1)          Includes shares of Series A Common Stock to be issued upon exercise of stock options granted under our Amended and Restated 1997 Stock Option Plan and our 2004 Long Term Incentive Compensation Plan.

(2)          Includes 1,138,450 shares of Series A Common Stock available for future stock compensation grants under our 2004 Long Term Incentive Compensation Plan and 4,328,026 shares of Series A Common Stock reserved for future issuance under our Employee Stock Purchase Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Hearst.   Hearst holds through a subsidiary 100% of the outstanding shares of our Series B Common Stock and 46.8% of our Series A Common Stock, constituting approximately 71.3% of our total outstanding common stock as of the Record Date. In addition, the Chairman of our Board of Directors, Victor F. Ganzi, is the President and Chief Executive Officer and a director of Hearst, and David Barrett, our President and Chief Executive Officer and one of our directors, is a director of Hearst.  Frank A. Bennack Jr., John G. Conomikes, George R. Hearst. Jr., William R. Hearst III and Gil Maurer are also members of the Boards of Directors of both Hearst-Argyle and Hearst.

December 2001 Private Placement.   In connection with the private placement of the $200 million principal amount of 7.5% Series A Convertible Preferred Securities due 2016 (the “7.5% Series A Preferred Securities”) and 7.5% Series B Convertible Preferred Securities due 2021 (the “7.5% Series B Preferred Securities,” and, together with the Series A Preferred Securities, the “7.5% Preferred Securities”), on December 20, 2001, we entered into a Securities Purchase Agreement with the Trust, Hearst Broadcasting and certain other purchasers named therein. The Securities Purchase Agreement provides, among other things, that (i) the Trust issue and sell to Hearst Broadcasting and the other purchasers an aggregate of 4,000,000 of its 7.5% Preferred Securities, in two series, consisting of its 7.5% Series A Preferred Securities, and of its 7.5% Series B Preferred Securities, and (ii) the proceeds of the sale of the 7.5% Preferred Securities be invested in our 7.5% Convertible Junior Subordinated Deferrable Interest Debentures, Series A, due 2016 and 7.5% Convertible Junior Subordinated Deferrable Interest Debentures, Series B, due 2021 (the “Subordinated Debentures”). In connection with the execution of the Securities Purchase Agreement, we, Hearst Broadcasting and certain other parties named therein, also entered into a Registration Rights Agreement, pursuant to which we granted Hearst Broadcasting and the other holders of the 7.5% Preferred Securities certain rights to require us to register the Series A Common Stock issued upon conversion of the 7.5% Preferred Securities and the Subordinated Debentures for resale with the SEC. We redeemed the 7.5% Series A Preferred Securities on December 31, 2004.

Management Services Agreement.   We and Hearst are parties to a Management Services Agreement pursuant to which we provide certain management services (i.e., sales, news, programming, legal, financial, accounting, engineering and promotion services) with respect to WMOR-TV (a Hearst-owned television station in Tampa, Florida), WBAL-AM and WIYY-FM (Hearst-owned AM/FM radio stations in Baltimore, Maryland), and WPBF-TV (a Hearst-owned television station in West Palm Beach, Florida). In addition, we provide certain management services to Hearst in order to allow Hearst to fulfill its obligations under the Program Services and Time Brokerage Agreement between Hearst and the licensee of KCWE-TV (a Kansas City, Missouri, television station).  Hearst has the right, but not the obligation, to add to such managed stations any additional broadcast stations that it may acquire (or for which it enters into a time brokerage agreement) during the term of the Management Services Agreement.

The annual management fee for the services provided to these stations is an amount equal to the greater of (i) (x) $50,000 for Hearst’s radio stations (counted as a single property) and $50,000 for KCWE-TV, and (y) for all others (including WMOR-TV and WPBF-TV), $100,000 per station, or (ii) 33.33% of the positive broadcast cash flow from each such property. Hearst also reimburses us for our direct operating costs and expenses incurred with unrelated third parties and amounts paid on behalf of a managed station under the Services Agreement described below. Corporate overhead is not reimbursed except to the extent it had historically been treated as an operating expense by Hearst in calculating broadcast cash flow for a station. The term of the Management Services Agreement commenced at the consummation of the Hearst Transaction and will continue for each station, respectively, until the earlier of (i) Hearst’s divestiture of the station to a third party; (ii) if applicable, the exercise of the option granted to us to acquire certain of the stations pursuant to the Television Station Option Agreement described below; or, (iii) December 31, 2006; provided, however, that Hearst will have the right to terminate the Management Services Agreement as to a particular station covered by an option or right of first refusal under the Television Station Option Agreement at any time upon 90 days’ prior written notice if the option period or right of first refusal period, as applicable, has expired without having been exercised. The Management Services Agreement will also terminate if Hearst ceases to own a majority of our voting common stock or to have the right to elect a majority of our directors. In 2005, we recorded revenues of approximately $4.6 million pursuant to the Management Services Agreement with Hearst.

Television Station Option Agreement.   We and Hearst are parties to a Television Station Option Agreement pursuant to which Hearst has granted to us an option to acquire WMOR-TV and Hearst’s interests with respect to KCWE-TV (which Hearst has elected to purchase pursuant to an option agreement between Hearst and the present owners of KCWE-TV), at their fair market value as determined by the parties, or by an independent third-party appraisal, subject to certain specified parameters (and we may withdraw any option exercise after we receive the third-party appraisal). However, if Hearst elects to sell either station during the option period, we will have a right of first refusal to acquire that station substantially on the terms agreed upon between Hearst and the potential buyer. We also have a right of first refusal to purchase WPBF-TV if Hearst proposes to sell the station to a third party  We will exercise any option or right of first refusal related to these properties by action of our independent directors. The option periods and the rights of first refusal expire December 31, 2006.

Radio Facilities Lease.   We and Hearst are parties to a Studio Lease Agreement pursuant to which Hearst leases from us premises for WBAL-AM and WIYY-FM, Hearst’s Baltimore, Maryland, radio stations. The lease was entered into on August 29, 1997 and subsequently extended. The lease for each radio station will continue until the earlier of (i) Hearst’s divestiture of the radio station to a third party, in which case either party (i.e., the Company or the buyer of the station) will be entitled to terminate the lease with respect to that station upon certain prior written notice or (ii) December 31, 2006.  In 2005, Hearst paid us an aggregate amount of approximately $0.9 million pursuant to the Studio Lease Agreement.

Inter-Company Services.   We and Hearst are parties to a Services Agreement pursuant to which Hearst provides us with certain administrative services, including accounting, financial, tax, legal, insurance, data processing and employee benefits administration. The fees for such services are based on fixed and variable transaction amounts negotiated between Hearst and us. The current term of the Services Agreement will expire on December 31, 2006, but is thereafter renewable, pursuant to the provision of the Services Agreement that allows for one year renewals unless terminated on six months’ prior notice. Although we believe that such terms are reasonable, there can be no assurance that more favorable terms would not be available from unaffiliated third parties. In 2005, we incurred expenses of approximately $4.8 million pursuant to the Services Agreement with Hearst.

Hearst-Argyle also provides services to Hearst with respect to Hearst’s investment in New England Cable News (“NECN”), a regional cable channel jointly owned by Hearst Cable News, Inc., an indirect wholly owned subsidiary of The Hearst Corporation, and Comcast MO Cable News, Inc. In this regard, David J. Barrett and Steven A. Hobbs have served as Hearst’s representative on the management board of NECN since July 2004 and April 2005, respectively, and Hearst pays $4,000 per month as compensation to the Company for their service. In his capacity as a consultant to The Hearst Corporation, John G. Conomikes, one of our directors, receives certain benefits which we provide but for which we are reimbursed by Hearst. These benefits consist of an office and secretarial services, the value of which was approximately $10,500 in 2005 and miscellaneous entertainment expenses the value of which did not exceed $25,000 in 2005.

Retransmission Consent Agreement.   We have agreements with Lifetime Entertainment Services, an entity owned 50% by an affiliate of Hearst and 50% by The Walt Disney Company, whereby (i) we assist Lifetime in securing distribution and subscribers for the Lifetime Television, Lifetime Movie Network and/or Lifetime Real Women programming services; and (ii) Lifetime acts as our agent with respect to the negotiation of our agreements with cable, satellite and certain other multi-channel video programming distributors. In 2005, we recorded revenue of approximately $6.7 million in compensation from Lifetime.

Dividend on Common Stock.   On each of March 31, May 4, September 21 and December 7, 2005, our Board of Directors declared cash dividends of $0.07 per share on our Series A and Series B Common Stock, for a total amount of $26.0 million. Included in this amount was $18.0 million payable to Hearst.  We recorded Hearst’s share of the dividends payable under Payable to The Hearst Corporation on the consolidated balance sheets as of March 31, June 30, September 30 and December 31, 2005, included in our financial statements in our Annual report on Form 10-K for the fiscal year ended December 31, 2005.

Interest Expense, Net—Capital Trust.   We incurred interest expense, net, relating to the Subordinated Debentures issued to our wholly-owned unconsolidated subsidiary, the Capital Trust, of $9.8 million in the year ended December 31, 2005. The Capital Trust then paid comparable amounts to its Redeemable Convertible Preferred Securities holders of which $1.9 million was paid to Hearst, since Hearst held $40 million of the total $200 million Redeemable Convertible Preferred Securities issued in December 2001 by the Capital Trust.

Wide Orbit, Inc.   In November 2004, we entered into an agreement with Wide Orbit, Inc. for licensing and servicing of Wide Orbit’s Traffic Sales and Billing Solutions software. Hearst owns approximately 8% of Wide Orbit, Inc. During 2005, we paid Wide Orbit, Inc. approximately $1.7 million under the agreement.

Hearst Tower Lease.   In October 2005, the Audit Committee of the Board of Directors approved the Company’s entry into a lease with Hearst of office space in the Hearst Tower in New York City, which is currently under construction and scheduled to be completed in mid-2006. We expect to enter into that lease agreement in the second quarter of 2006. We expect to incur capital expenditures of approximately $6 million in 2006 in connection with our relocation to the Hearst Tower and expect to incur approximately $0.8 million in rent expense in 2006.

Small Business Television.   We utilize Small Business Television’s (“SBTV”) services to provide television stations with additional revenue through the marketing and sale of commercial time to smaller businesses that do not traditionally use television advertising. In 2005, these sales generated  revenues of approximately $1.4 million, of which approximately $0.6 million was distributed to SBTV and approximately $0.8 million was distributed to us. Mr. Dean Conomikes, the son of director John G. Conomikes, is the owner of SBTV.

Internet Broadcasting Systems, Inc.   As of December 31, 2005, we owned 31.1% of Internet Broadcasting Systems, Inc. Internet Broadcasting operates a national network of station Internet sites and designs, develops and operates station Internet sites under operating agreements. In addition, as of December 31, 2005, Internet Broadcasting’s subsidiary, IBS/HATV LLC, owned the Internet sites for each of the Company’s television stations. On December 22, 2005, we restructured the investment in Internet Broadcasting and IBS/HATV LLC. Under the new arrangement, Internet Broadcasting continues to manage a national network of station Internet sites and design, develop and operate the Internet sites under an operating agreement. However, IBS/HATV LLC and its subsidiaries will be dissolved resulting in the recognition of local website operating results directly on the books of the Company’s television stations commencing in January 2006. Our share of the loss of Internet Broadcasting was $0.3 million in 2005, and our share of income for IBS/HATV LLC was $3.1 million in 2005. We also have an agreement with Internet Broadcasting pursuant to which it provides hosting services for our corporate Internet site for a nominal amount. Since January 2001, Harry T. Hawks, our Executive Vice President and Chief Financial Officer, since October 2002, Terry Mackin, our Executive Vice President, and since December 2005, Steven A. Hobbs, our Executive Vice President and Chief Legal and Development Officer, have served on the Board of Directors of Internet Broadcasting, from which they do not receive compensation for their services.

NBC Weather Plus.   In 2004, we invested in Weather Network Affiliates Company, LLC, the company which owns the NBC Weather Plus Network. Since November 2004 we have launched NBC Weather Plus in eight of our markets—Sacramento, Orlando, Winston-Salem, Greenville, Cincinnati, Baltimore, Lancaster and New Orleans—and expect to launch Weather Plus in our two remaining NBC markets in 2006. Terry Mackin, our Executive Vice President, is the Chairman of the Board of the NBC Television Affiliates Association, which is the managing member and the owner of certain ownership interests in Weather Network Affiliates Company, LLC.  Mr. Mackin does not receive compensation for his Board service.

USDTV.   Currently, we and Hearst each own approximately 6.175% of USDTV. Our station, KOAT-TV in Albuquerque, New Mexico, currently leases a portion of its digital spectrum to USDTV and recognized $95,000 of revenue in 2005 in connection with that lease. Since September 23, 2005, Steven A. Hobbs, our Executive Vice President and Chief Legal and Development Officer, has served on the Board of Directors of USDTV, from which he does not receive compensation for his services.

Certain Employees.   Michael E. Pulitzer, Jr., the son of director Michael E. Pulitzer, is the Station Manager/Program Director at WXII-TV, our television station in Winston-Salem, North Carolina. He has been employed at this station since 1990 and his compensation in 2005 was approximately $252,688.

BOARD OF DIRECTORS COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended, or Exchange Act, including previous filings that might incorporate future filings, including this Proxy Statement, in whole or in part, this report and the Performance Graph following it shall not be incorporated by reference into any such filings.

The Compensation Committee

The Compensation Committee is composed entirely of directors who are not our officers or employees.  Under the Charter of the Compensation Committee (the “Charter”) adopted by the Board of Directors, the Compensation Committee reviews and approves executive compensation packages for the Chief Executive Officer, all of our other executive officers and the general managers of the television stations we own (collectively, “Management”). Additionally, the Charter provides that the Compensation Committee shall make recommendations to the Board of Directors with respect to the establishment, modification and administration of incentive and benefit programs.

Compensation Philosophy

The goal of our compensation arrangements is to attract, retain, motivate and reward personnel critical to our long-term success. As described below, the various components of our compensation arrangements for Management are tied to our performance, which in turn unites the interests of Management with the interests of our stockholders.

Components of Compensation

The components of executive compensation in 2005 were (i) a base salary, (ii) a bonus opportunity and (iii) stock option grants.

Base Salary.   The salaries of our executive officers were established in employment agreements. These employment agreements provided for base salary and target bonus levels.

In establishing the base salary levels, the Compensation Committee reviewed the salary levels for similar positions in broadcasting and media companies, and other companies comparable to us in terms of revenues and cash flow. No specific formula was established targeting compensation at any particular level, but rather the salary levels were determined by a subjective evaluation of the position and the individual’s performance and accomplishments. Additionally, the other components of compensation (bonus and previous stock option grants) were taken into account in setting the salary levels.

Bonus Opportunity.   Bonus opportunities for our executive officers were established in their employment agreements. Bonuses were established based on the factors described for setting the salary levels. The 2005 bonuses (paid in 2006) for executive officers were determined based on (i) our financial performance in 2005 and (ii) a subjective evaluation of the individual’s performance and accomplishments for the calendar year 2005. Generally, awards of annual bonuses to our executive officers are granted pursuant to the 2003 Incentive Compensation Plan.

Stock Options.   The stock option grants to our executive officers during 2005 were made pursuant to the 2004 Long Term Incentive Compensation Plan. The number of stock options granted to each executive officer in 2005 was determined based on the degree of responsibility of the executive officer’s position. The Compensation Committee recommended to our Board of Directors, for review and approval, the number of options to be granted, within a range associated with the individual’s position and salary level. In granting stock options, our goals are to attract, retain and motivate the highest caliber executives and to link a portion of each executive’s total compensation to the interests of our stockholders. In order to assure the retention of high level executives and to tie the compensation of those executives to the creation of long-term value for stockholders, the Board of Directors approved the Compensation Committee recommendation that these stock options become exercisable on the third anniversary date of the grant date.

CEO Compensation

The compensation for Mr. Barrett, our President and Chief Executive Officer, was established in his employment agreement. The Compensation Committee established the levels of the various components of compensation under the agreement (base salary and annual bonus) and stock options in the manner described under “—Components of Compensation” above, which was the same manner used for establishing levels of compensation for all executive officers.

$1 Million Limit on Deductibility of Executive Compensation

Section 162(m) of the Code generally limits the corporate tax deduction for compensation paid to executive officers named in the Summary Compensation Table in the proxy statement to $1 million, unless certain requirements are met. Our 2004 Long Term Incentive Compensation Plan establishes a limit on the maximum number of shares of our Common Stock for which options may be granted to any one individual in any calendar year. The 2004 Long Term Incentive Compensation Plan is structured with the intent that compensation attributable to options granted thereunder is not subject to the Section 162(m) limitation on deductibility. Our existing 2003 Incentive Compensation Plan is also structured with the intent that compensation attributable to certain bonuses that may be awarded thereunder will not be subject to the Section 162(m) limitation on deductibility.

At the present time, compensation paid pursuant to our other compensation programs may not qualify for an exception from the Section 162(m) limitation; and in light of current compensation levels, it is possible that a limited amount of compensation could be nondeductible thereunder.

Caroline L. Williams, Chair
Frank A. Bennack, Jr.
Victor F. Ganzi
Michael E. Pulitzer
David Pulver

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed the audited financial statements with our management. The Audit Committee has discussed with our independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU Section 380). The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, and has discussed with the independent auditors the independent auditors’ independence. Additionally, the Audit

Committee has reviewed fees charged by the independent auditors and has monitored whether the non-audit services provided by its independent auditors are compatible with maintaining the independence of such auditors. Based upon its reviews and discussions, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the SEC and the Board approved that recommendation.

David Pulver, Chair
Ken J. Elkins
Caroline L. Williams

PERFORMANCE GRAPH

The following graph compares the annual cumulative total stockholder return on an investment of $100 in the Series A Common Stock on December 31, 2000, based on the market price of the Series A Common Stock and assuming reinvestment of dividends, with the cumulative total return of a similar investment in (i) companies on the Standard & Poor’s 500 Stock Index and (ii) a group of peer companies selected by us on a line-of-business basis and weighted for market capitalization.

CUMULATIVE TOTAL RETURN
Based upon an initial investment of $100 on December 31, 2000 with dividends reinvested

	Dec-00	Dec-01	Dec-02	Dec-03	Dec-04	Dec-05
Hearst-Argyle Television	$100	$105	$118	$135	$130	$119
S&P 500®	$100	$88	$69	$88	$98	$103
Custom Composite Index (6 Stocks)	$100	$98	$111	$144	$123	$93

Copyright © 2006, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.

The Custom Composite Index consists of Belo Corporation, Sinclair Broadcast Group, Inc., Young Broadcasting Inc., LIN Television Corporation (beginning in the third quarter of 2002), Nexstar Broadcasting, Inc. (beginning in the first quarter of 2004) and Gray Television, Inc. (beginning in the third quarter of 2002).

PRINCIPAL STOCKHOLDERS

As of the Record Date, we had issued and outstanding and entitled to vote at the Annual Meeting, 51,349,511 shares of Series A Common Stock and 41,298,648 shares of Series B Common Stock.

The following table sets forth information as of the Record Date regarding the beneficial ownership of our Series A Common Stock and the Series B Common Stock by (i) each person who is known by us to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each director and nominee for director and each of our executive officers named in the Summary Compensation Table; and (iii) all of our directors and executive officers as a group. Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of Common Stock. The number of shares set forth below includes those shares issuable pursuant to options and conversion rights that are exercisable, within 60 days of March 17, 2006.

	Series A Common Stock Beneficial Ownership(2)		Series B Common Stock Beneficial Ownership
Name and Address (1)	Number	Percent of Series (%)	Number		Percent of Series (%)
David J. Barrett(3)	796,064	1.5%	—		—
Harry T. Hawks(4)(5)	371,183	*	—		—
Steven A. Hobbs	0
Terry Mackin(6)	135,562	*	—		—
Philip M. Stolz(7)	274,353	*	—		—
Bob Marbut(4)(8)	389,061	*	—		—
Frank A. Bennack, Jr.	25,000	*	—		—
John G. Conomikes	20,000	*	—		—
Ken J. Elkins(9)	33,930	*	—		—
Victor F. Ganzi	50,000	*	—		—
George R. Hearst, Jr.	15,000	*	—		—
William Randolph Hearst III(10)	39,000	*	—		—
Gilbert C. Maurer	10,000	*	—		—
Michael E. Pulitzer(9)(11)	2,292,720	4.5%	—		—
David Pulver(4)(12)	109,156	*	—		—
Caroline L. Williams(13)	56,446	*	—		—
All Company directors and executive officers as a group (16 persons)(14)	4,617,475	8.7%	—		—
Hearst Broadcasting, Inc.(15)	24,753,160	48.2%	41,298,648	(16)	100%
Private Capital Management.(17)	7,233,991	14.1%	—		—

*                     Represents beneficial ownership of less than 1% of the issued and outstanding shares of Series A Common Stock.

(1)           Unless otherwise indicated, the address of each person or entity named in the table is c/o Hearst-Argyle Television, Inc., 888 Seventh Avenue, New York, New York 10106.

(2)           Number and percent of outstanding Series A Common Stock does not include any shares of Series A Common Stock issuable upon the conversion of the Series B Common Stock and 7.5% Preferred Securities into Series A Common Stock.

(3)           Includes 794,166 shares of Series A Common Stock issuable pursuant to stock options exercisable within 60 days of March 17, 2006.

(4)           Indicates that such person is a party to a Registration Rights Agreement with the Company dated as of August 29, 1997.

(5)           Includes 293,334 shares of Series A Common Stock issuable pursuant to stock options exercisable within 60 days of March 17, 2006.

(6)           Includes 130,000 shares of Series A Common Stock issuable pursuant to stock options exercisable within 60 days of March 17, 2006.

(7)           Includes 266,668 shares of Series A Common Stock issuable pursuant to stock options exercisable within 60 days of March 17, 2006.

(8)           Includes 5,000 shares of Series A Common Stock issuable pursuant to stock options exercisable within 60 days of March 17, 2006 and 4,000 shares of Series A Common Stock held by the Argyle Foundation, a charitable foundation established by Mr. Marbut.

(9)           Includes 21,000 shares of Series A Common Stock issuable pursuant to stock options exercisable within 60 days of March 17, 2006.

(10)     Includes 29,000 shares of Series A Common Stock issuable pursuant to stock options exercisable within 60 days of March 17, 2006.

(11)     Indicates that such person is a party to a Registration Rights Agreement with the Company dated May 25, 1998.

(12)     Includes 42,500 shares of Series A Common Stock issuable pursuant to stock options exercisable within 60 days of March 17, 2006.

(13)     Includes 42,500 shares of Series A Common Stock issuable pursuant to stock options exercisable within 60 days of March 17, 2006.

(14)     Includes 1,645,168 shares of Series A Common Stock issuable pursuant to stock options exercisable within 60 days of March 17, 2006.

(15)     Does not include 986,131 shares of Series A Common Stock issuable pursuant to the potential conversion of 7.5% Preferred Securities owned by Hearst Broadcasting.
The Hearst Family Trust is the sole common stockholder of Hearst, which is the sole stockholder of Hearst Holdings, which is the sole stockholder of Hearst Broadcasting. The address of The Hearst Family Trust is 888 Seventh Avenue, New York, New York 10106. The address of Hearst, Hearst Holdings and Hearst Broadcasting is 959 Eighth Avenue, New York, New York 10019.

(16)     Indicates the number of shares of Series B Common Stock held by Hearst Broadcasting. The shares of Series B Common Stock are convertible at any time at the option of the holder on a share-for-share basis into shares of Series A Common Stock.

(17)     Based on the Schedule 13G, Amendment No. 1, filed by Private Capital Management, L.P. (“PCM”) on February 14, 2006 reporting beneficial ownership of our Series A Common Stock as of February 14, 2006. The Schedule 13G states that PCM shares voting and dispositive power of the shares with Bruce S. Sherman and Gregg J. Powers, CEO and President of PCM, respectively. The address of PCM is 8889 Pelican Bay Blvd, Naples, FL 34108.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The SEC requires that each registrant’s executive officers and directors, and beneficial owners of more than 10% of any class of equity security registered pursuant to the Exchange Act, make certain filings on a timely basis under Section 16(a) of the Exchange Act. We believe that during the past fiscal year all of our officers, directors and greater than 10% beneficial holders reported on a timely basis all transactions required to be reported by Section 16(a) during fiscal year 2005.

ANNUAL REPORT ON FORM 10-K

Upon written request of any beneficial stockholder or stockholder of record, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (including the exhibits, financial statements and the schedules thereto) required to be filed with the SEC pursuant to Rule 13a-1 under the Exchange Act will be provided, without charge, from the Investor Relations Department, Hearst-Argyle Television, Inc., 888 Seventh Avenue, New York, New York 10106.

STOCKHOLDER PROPOSAL DEADLINE FOR 2007 ANNUAL MEETING

Stockholder proposals to be presented at the 2007 Annual Meeting of Stockholders, for inclusion in our Proxy Statement and form of Proxy relating to that meeting, must be received by us at our offices in New York, New York, addressed to our Secretary, not later than December 6, 2006. Such proposals must comply with our Bylaws and the requirements of Regulation 14A of the Exchange Act. We may solicit proxies to use discretionary authority to vote on any stockholder proposal received after February 19, 2007.

OTHER MATTERS

At the date of this Proxy Statement, management was not aware that any matters not referred to in this Proxy Statement would be presented for action at the Annual Meeting. If any other matters should come before the meeting, the persons named in the accompanying form of Proxy will have discretionary authority to vote all Proxies in accordance with their best judgment, unless otherwise restricted by law.

By Order of the Board of Directors,

David J. Barrett,
President and
Chief Executive Officer
Dated: April 5, 2006

Appendix A

Proxy Card

PROXY - HEARST-ARGYLE TELEVISION, INC.

This Proxy is solicited on behalf of the Board of Directors of Hearst-Argyle Television, Inc.

The undersigned hereby appoints David J. Barrett, Victor F. Ganzi and Harry T. Hawks, or any one or more of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote as designated on the reverse all the shares of Series A Common Stock  of Hearst-Argyle Television, Inc., held of record by the undersigned on March 17, 2006, at the Annual Meeting of Stockholders to be held on May 4, 2006, or any adjournment thereof.

Item 1 and Item 2 were proposed by Hearst-Argyle Television, Inc. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted for Items 1 and 2, and as the proxy holders may determine in their discretion with regard to any other matter properly brought before the Annual Meeting.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)	To vote using the Internet
• Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	• Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE
• Follow the simple instructions provided by the recorded message.	• Enter the information requested on your computer screen and follow the simple instructions.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on May 4, 2006.

THANK YOU FOR VOTING

HEARST-ARGYLE TELEVISION, INC.

Annual Meeting Proxy Card

A. Proposals	PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

The Board of Directors recommends a vote FOR the listed nominee and FOR proposal 2.

1.	ELECTION OF DIRECTOR: Series A Class I (Term expires in 2008).

	Nominee: Caroline L. Williams	For	Withhold
		☐	☐

2.	RATIFICATION OF DELOITTE & TOUCHE LLP	For	Against	Abstain
	AS INDEPENDENT EXTERNAL AUDITORS.	☐	☐	☐

3.	At the discretion of such Proxies, on any other matter that properly may come before the meeting or any adjournment thereof.

B. Authorized Signatures – Sign Here – This section must be completed for your instructions to be executed.

Please sign as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in the full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature 1 – Please keep signature within the box.		Signature 2 – Please keep signature within the box		Date (mm/dd/yyyy)

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